Filed Pursuant to Rule 424(b)(4)
Registration No. 333-225209

PROSPECTUS

General Cannabis Corp

6,000,000 SHARES OF COMMON STOCK

Offered by the Selling Stockholders

All of the 6,000,000 shares of General Cannabis Corp’s common stock are being sold by the selling stockholders identified in this prospectus.

This prospectus covers the resale of up to 6,000,000 shares of common stock issuable upon the exercise of the Series 2018 Warrants (as defined herein). The Series 2018 Warrants are also referred to herein as the “Warrants.” The shares of common stock will be issued upon exercise of the Warrants. The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Although we will receive proceeds if any Warrants are exercised, the selling stockholders will receive all of the net proceeds from the offering. We will bear all costs associated with the registration of the shares covered by this prospectus. The selling stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares, plus brokerage fees. See “Plan of Distribution.”

The selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to the securities offered by the selling stockholders and the general manner in which they may be offered. The specific terms of any securities to be offered by the selling stockholders, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted by the OTC Markets Group’s OTCQB under the symbol “CANN.” On May 23, 2018, the closing price of our common stock was $3.70 per share. Our principal executive offices are located at 6565 E. Evans Avenue, Denver, Colorado 80224, and our telephone number is (303) 759-1300.

Investing in our securities involves risks.  You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and that are incorporated by reference into this prospectus or any prospectus supplement before you invest in our securities. See “Risk Factors” on page 4 of this prospectus and any risk factors contained in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2018.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION BY REFERENCE	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
GENERAL CANNABIS CORP	5
USE OF PROCEEDS	6
DILUTION	7
DESCRIPTION OF CAPITAL STOCK	8
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	14
EXPERTS	14

ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” the “Company” and “GCC” mean General Cannabis Corp and, where appropriate, our consolidated subsidiaries.

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, the selling stockholders identified in this prospectus may sell an aggregate of up to 6,000,000 shares of our common stock from time to time in one or more offerings, as described in this prospectus. Each time the selling stockholders offer and sell securities pursuant to this prospectus, the selling stockholders will (to the extent required) provide a supplement to this prospectus that contains more specific information about the offering, as well as the amounts, prices and terms of the securities.

This prospectus provides you with a general description of the securities the selling stockholders may offer. Each time the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms and manner of that offering. The accompanying prospectus supplement or information incorporated by reference into this prospectus after the date of this prospectus may also add, update or change information contained in this prospectus. Any such information that is inconsistent with this prospectus will supersede the information in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither the delivery of this prospectus nor any sale made under it implies that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date thereof and that any information incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement.  A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge from the SEC as indicated above, or from us as indicated under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby):

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•

Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•

Current Reports on Form 8-K filed with the SEC on January 8, 2018, January 30, 2018, February 23, 2018, March 7, 2018, April 13, 2018 and April 26, 2018; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 11, 2011 (File No. 000-54457), and any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than information in such documents that is not deemed to be filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to our Corporate Secretary at General Cannabis Corp, 6565 E. Evans Avenue, Denver, Colorado 80224, telephone number (303) 759-1300.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Some of these statements can be identified by use of forward-looking words such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans” or “estimates,” or the negative of these words, or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, or implied. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, the factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, in any prospectus supplement related hereto, and in other information contained in our publicly available SEC filings and press releases.

You should not consider this list to be a complete statement of all risks and uncertainties. You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. Except to the extent required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, any accompanying prospectus supplement or any related free writing prospectus, or incorporated by reference herein or therein, you should carefully consider the risks discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, in any prospectus supplement related hereto, and in other information contained in our publicly available SEC filings and press releases.  See “Where You Can Find Additional Information.”

GENERAL CANNABIS CORP

General Cannabis Corp, a Colorado Corporation (formerly, Advanced Cannabis Solutions, Inc.), was incorporated on June 3, 2013, and provides services and products to the regulated cannabis industry. Our operations are segregated into the following four segments: Security and Cash Transportation Services; Marketing Consulting and Apparel; Operations Consulting and Products; and Finance and Real Estate.

Our principal executive offices are at 6565 E. Evans Avenue, Denver, Colorado 80224, and our telephone number is (303) 759-1300.  Our website is http://generalcann.com/investor-relations/. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock being offered by the selling stockholders. We will, however, receive proceeds from the selling stockholders’ exercise of the warrants to purchase shares of our common stock, which shares we are hereby registering. We will use these proceeds for general corporate purposes, including for working capital and acquisitions.

We will pay for the expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of selling stockholder legal counsel applicable to any sale of the shares.

DILUTION

The execution of the warrants held by the selling stockholders in accordance with the agreements covering the warrants will result in the issuance of shares of our common stock, which will in turn have a dilutive impact on our stockholders. As a result, our net loss per share could decrease in future periods and the market price of our common stock could decline.

6,000,000 shares of common stock are issuable to the selling stockholders upon the exercise of the Warrants.  Holders of the Warrants may purchase up to 6,000,000 shares of our common stock at an exercise price of $2.35 per share.

Our net tangible book value as of March 31, 2018 was approximately $5.9 million, or $0.17 per share of our common stock. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

Based on the exercise price of the warrants, we may receive up to $14,100,000 in gross proceeds upon exercise of the warrants, assuming that the selling stockholders exercise the warrants in full. Any proceeds received will be used for general corporate purposes, including for working capital and acquisitions. The 6,000,000 shares of our common stock to be issued upon exercise of the above described warrants represent approximately 14% of the Company’s issued and outstanding common stock as of March 31, 2018, assuming that the selling stockholders will sell all of the shares offered for sale.

After giving effect to the full exercise of the warrants, our adjusted net tangible book value on March 31, 2018 would have been approximately $20.0 million, or $0.48 per share of our common stock. This amount represents an immediate increase in net tangible book value of $0.31 per share to existing stockholders. As of the date of this prospectus, it is not possible to calculate the amount of the immediate dilution from the public offering price that will be absorbed by any purchasers of the shares being registered pursuant to the registration statement of which this prospectus forms a part, as the shares may be offered by the selling security holders at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution.” There could be substantial risks to investors as a result of the issuance of shares of our common stock upon exercise of the above described warrants, including significant dilution of investors’ percentage ownership and significant potential decline in the price of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary and is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

We are authorized to issue 100,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock. Our articles of incorporation also authorize us to issue options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise.

As of May 15, 2018, 35,460,990 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available and, in the event of liquidation, to a pro rata portion of any distribution of our assets after payment of liabilities. Our directors are not obligated to declare dividends, and it is anticipated that no dividend will be paid in the foreseeable future.

Holders of shares of our common stock do not have preemptive rights to subscribe for any additional shares which may be issued in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize our board of directors, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series, and to fix the number of shares of such series, and the preferences, rights and restrictions thereof.  All shares of any one series of preferred stock shall be alike in every particular except as otherwise provided by our articles of incorporation or the Colorado Business Corporations Act. We may amend from time to time our articles of incorporation to increase the number of authorized shares of preferred stock in accordance with the Colorado Business Corporations Act.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•

the title and liquidation preference per share of the preferred stock and the number of shares offered;

•

the purchase price of the preferred stock;

•

the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

•

any redemption or sinking fund provisions of the preferred stock;

•

any conversion, redemption or exchange provisions of the preferred stock;

•

the voting rights, if any, of the preferred stock; and

•

any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the applicable prospectus supplement relating to that series of preferred stock. The summary in this prospectus is not complete. You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Colorado Secretary and the SEC in connection with the offering of the preferred stock.

Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that prospectus supplement covers.

Warrants and Options

On April 20, 2018, we entered into a promissory note and warrant purchase agreement (the “2018 Note and Warrant Agreement”) with the selling stockholders, each an accredited investor, pursuant to which we issued $7,500,000 aggregate principal amount of 8.5% notes due May 1, 2019 (the “2018 Notes”) to the selling stockholders in a private placement. Subject to the terms and conditions of the 2018 Note and Warrant Agreement, each investor was granted fully-vested warrants to purchase our shares of our common stock in an amount equal to their note principal multiplied by 80.0% (the “2018 Note Warrants”), resulting in the issuance of warrants to purchase 6,000,000 shares of our common stock at an exercise price of $2.35 per share, with an exercise period of two years.  6,000,000 of the shares of common stock issuable pursuant to the exercise of the 2018 Note Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

Including the 2018 Note Warrants, as of May 15, 2018, there were warrants outstanding for the purchase of 6,789,200 shares of our common stock, with a weighted average exercise price of $2.24, and stock options outstanding for the purchase of 9,392,872 shares of our common stock, with a weighted average exercise price of $1.56.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws

Certain provisions of our articles of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of the Company. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our articles of incorporation and bylaws, among other things, provide the board of directors with the ability to alter the bylaws without stockholder approval; provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum; and, as discussed above, authorize our board of directors, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock , and to fix the number of shares of such series, and the preferences, rights and restrictions thereof. The existence of authorized but unissued preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Quotation on OTCQB

Our common stock is quoted by the OTC Markets Group’s OTCQB under the symbol “CANN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders,” from time to time of up to an aggregate of 6,000,000 shares of our common stock. When we refer to “selling stockholders” in this prospectus, we mean the stockholders listed in the table below, and any pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interest in our securities other than through a public sale.

The following table sets forth, as of the date of this prospectus:

•

the name of the selling stockholders for whom we are registering shares of our common stock for resale to the public;

•

the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of such shares of common stock under this prospectus;

•

the number of shares of common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus; and

•

the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after completion of the offering of such shares of common stock (assuming that all shares of common stock being registered under the registration statement of which this prospectus forms a part that are held by the selling stockholders are resold to third parties).

	Shares Beneficially Owned		Number of	Shares Beneficially Owned
	Prior to the Offering		Shares Being	After the Offering (3)
Name of Selling Stockholder	Number (1)	Percentage	Offered (2)	Number	Percentage
Lloyd Goldman (4)	3,300,000	9%	560,000	2,740,000	8%
Steve Swarzman	2,600,000	7%	400,000	2,200,000	6%
Michael Roberts	1,550,000	4%	400,000	1,150,000	3%
Evans Street Two, LLC (5)	1,510,936	4%	632,000	878,936	2%
Andrew Rosen	900,000	3%	200,000	700,000	2%
Emanuel Stern	900,000	3%	400,000	500,000	1%
Seth Leist	900,000	3%	400,000	500,000	1%
Robert Gladstone	750,521	2%	300,000	450,521	1%
Peter Worth	744,400	2%	400,000	344,400	1%
Robert Goldman	660,453	2%	240,000	420,453	1%
Arthur Luxenberg	640,000	2%	240,000	400,000	1%
Carpe Diem Investment Holdings, LLC	560,000	2%	160,000	400,000	1%
Jon Miller	360,000	1%	160,000	200,000	1%
Charles Ferguson	280,000	1%	80,000	200,000	1%
RKFGCC, LLC (6)	280,000	1%	280,000	-	0%
Seth Oster	277,500	1%	40,000	237,500	1%
David Thalheim	270,000	1%	120,000	150,000	0%
Howard L. Swarzman 2009 Trust	240,000	1%	240,000	-	0%
Global Volatility Voyageur Master LTD	160,000	*	160,000	-	0%
Lawrence Krasin	155,000	*	80,000	75,000	0%
Robert Greenberg	140,000	*	40,000	100,000	0%
Jeffrey Fishman	120,000	*	120,000	-	0%
Jeff Korek	80,000	*	80,000	-	0%
Mitzman Family Office, LLC (7)	80,000	*	80,000	-	0%
Brookwood Holdings, LLC (8)	65,000	*	40,000	25,000	0%
Velocity Group, LLC (9)	51,000	*	32,000	19,000	0%
CDKS, LLC (10)	40,000	*	40,000	-	0%
Gerald Bukary	40,000	*	40,000	-	0%
Sam Tobias	20,000	*	20,000	-	0%
Scott Steinman	16,000	*	16,000	-	0%

*

Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

Includes warrants to acquire shares of our common stock that are being registered pursuant to the registration statement of which this prospectus forms a part. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)

Assumes exercise of all of the holder’s warrants to acquire shares of our common stock that are being registered pursuant to the registration statement of which this prospectus forms a part.

(3)

Assumes all offered shares are sold. The registration of the shares subject to the registration statement of which this prospectus forms a part does not mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(4)

Lloyd Goldman is the managing member of LV Enterprises, LLC. As such, Mr. Goldman may be deemed to be the beneficial owner of the shares of common stock that are held by LV Enterprises, LLC. Mr. Goldman disclaims beneficial ownership of the shares owned by LV Enterprises, LLC.

(5)

Ivan Wolpert is the managing member of Evans Street Two, LLC. As such, Mr. Wolpert may be deemed to be the beneficial owner of the shares of common stock that are held by Evans Street Two, LLC. Mr. Wolpert disclaims beneficial ownership of the shares owned by Evans Street Two, LLC.

(6)

Robert Futterman is the managing member of RKFGCC, LLC.  As such, Mr. Futterman may be deemed to be the beneficial owner of the shares of common stock that are held by RKFGCC, LLC.  Mr. Futterman disclaims beneficial ownership of the shares owned by RKFGCC, LLC.

(7)

Robert Mitzman is the managing member of Mitzman Family Office, LLC.  As such, Mr. Mitzman may be deemed to be the beneficial owner of the shares of common stock that are held by Mitzman Family Office, LLC.  Mr. Mitzman disclaims beneficial ownership of the shares owned by Mitzman Family Office, LLC.

(8)

Jeffery Wasserman is the managing member of Brookwood Holdings, LLC.  As such, Mr. Wasserman may be deemed to be the beneficial owner of the shares of common stock that are held by Brookwood Holdings, LLC.  Mr. Wasserman disclaims beneficial ownership of the shares owned by Brookwood Holdings, LLC.

(9)

Jack Sheinker is the managing member of Velocity Group, LLC.  As such, Mr. Sheinker may be deemed to be the beneficial owner of the shares of common stock that are held by Velocity Group, LLC.  Mr. Sheinker disclaims beneficial ownership of the shares owned by Velocity Group, LLC.

(10)

Kevin Smith is the managing member of CDKS, LLC.  As such, Mr. Smith may be deemed to be the beneficial owner of the shares of common stock that are held by CDKS, LLC.  Mr. Smith disclaims beneficial ownership of the shares owned by CDKS, LLC.

The information set forth above is based upon information obtained from the selling stockholders and upon information in our possession regarding the issuance of shares of common stock and warrants to the selling stockholders in connection with private placement transactions. The percentages of shares beneficially owned after completion of the offering are based on 35,460,990 shares of our common stock outstanding as of May 15, 2018. None of the selling stockholders has within the past three years had any position, office or other material relationship with us or any of our subsidiaries other than as a holder of shares of our common stock or warrants.

PLAN OF DISTRIBUTION

The selling stockholders may sell the securities in one or more of the following ways from time to time:

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to or through underwriters or dealers;

•

directly to one or more purchasers;

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through agents;

•

through a combination of any of these methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to an accompanying prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable OTCQB or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets.

For each offering of securities, the applicable prospectus supplement or other offering materials relating to the offering will set forth the terms of such offering, including:

•

the name or names of any underwriters, dealers or agents;

•

the purchase price of the offered securities and the net proceeds from the sale;

•

any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•

any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•

any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•

a stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security;

•

a syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering; and

•

a penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the OTC Markets Group’s OTCQB or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

Offered securities may be sold directly by the selling stockholders to one or more institutional purchasers, or through agents designated by the selling stockholders from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by the selling stockholders to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

Underwriters, dealers and agents may be entitled under agreements entered into with the selling stockholders to indemnification by the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof.

The selling stockholders may also sell all or a portion of their shares in reliance upon Rule 144 under the Securities Act or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions. The selling stockholders may also transfer, devise or gift such shares by other means not described in this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares of common stock we are registering.

Any common stock sold pursuant to a prospectus supplement will be quoted on the OTC Markets Group’s OTCQB, subject to official notice of issuance. Any underwriters to whom the selling stockholders sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

LEGAL MATTERS

Unless otherwise stated in an accompanying prospectus supplement, Morrison & Foerster LLP, San Francisco, California, will provide us with an opinion as to the legality of the securities offered under this prospectus. Counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of General Cannabis Corp and subsidiaries as of and for the year ended December 31, 2017 and as of and for the year ended December 31, 2016, have been incorporated by reference herein in reliance upon the report (which contain an explanatory paragraph regarding a change in accounting principle during the year ended December 31, 2017) of Hall and Company, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing.

General Cannabis Corp.

6,000,000 Shares of Common Stock

Offered by the Selling Stockholders

PROSPECTUS

The date of this prospectus is June 7, 2018.